UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2011

CLEAN WIND ENERGY TOWER, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53035	82-6008752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1997 Annapolis Exchange Pkwy., Suite 300,
Annapolis, Maryland  21401
 (Address of principal executive offices) (zip code)

 (410) 972-4713
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement
Item 3.02     Unregistered Sales of Equity Securities

On May 24, 2011, Clean Wind Energy Tower. Inc. (the “Company”) sold an aggregate of 8,490,000 shares of common stock of the Company for an aggregate purchase price of $849,000 to accredited investors.

The securities were offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 promulgated under the Securities Act. The investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

In addition, the Company compensated (i) Source Capital Group for assisting in the sale of the securities by paying it commissions in the aggregate amount of $2,100 and issuing a common stock purchase warrant to purchase 21,000 shares of the Company’s common stock at an exercise price of $0.10 per share; (ii) Merrimac Corporate Securities Inc. for assisting in the sale of the securities by paying it commissions in the aggregate amount of $2,800 and issuing a common stock purchase warrant to purchase 28,000 shares of the Company’s common stock at an exercise price of $0.10 per share and (iii) JP Turner & Company for assisting in the sale of the securities by paying it commissions in the aggregate amount of $7,000 and issuing a common stock purchase warrant to purchase 70,000 shares of the Company’s common stock at an exercise price of $0.10 per share.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
4.1	Form of Subscription Agreement by and between Clean Wind Energy Tower, Inc. and Accredited Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN WIND ENERGY TOWER, INC.

Date: May 25, 2011	By:	/s/ Ronald W. Pickett
Name: Ronald W. Pickett
Title: CEO, President and Chairman